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                               CONTRACT SCHEDULE

 OWNER: [John Doe]                   SEX: [M] AGE AT ISSUE: [35]

 JOINT OWNER: [Jane Doe]             SEX: [F] AGE AT ISSUE: [35]

 ANNUITANT: [John Doe]               SEX: [M] AGE AT ISSUE: [35]

 CONTRACT NUMBER: [12345678]                  ISSUE DATE: [February 15, 2001]

 PLAN TYPE: [Qualified or                     MATURITY DATE: [May 1, 2040]
 Non-Qualified]

 PRODUCT CLASS: PrimElite VA

 PURCHASE PAYMENT: [$100,000.00]

 PURCHASE PAYMENTS:

   Minimum Subsequent
   Purchase Payment:  $500.00 for both Non-Qualified and Qualified, unless you have elected an automatic sweep program. However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least $50 once in every 24 month period. We will also accept subsequent Purchase Payments as required under applicable law and federal tax law.

   Maximum Total
   Purchase Payments: $1,000,000, without our prior approval.

 MINIMUM ACCOUNT VALUE: $2,000

 BENEFICIARY:         As designated by you as of the Issue Date unless changed
                      in accordance with the Contract provisions.

 PRODUCT CHARGES:

 [Separate Account:

You must give us a written estimate at the time you purchase the Contract stating the total amount of Purchase Payments you intend to make in the first Contract Year. The Mortality and Expense Charge that applies in the first Contract Year will be based on the Purchase Payment level (Purchase Payment
Band) corresponding to the estimate.

             Purchase Payment Band     Mortality and Expense Charge
             ---------------------     ----------------------------
             [0-$99,999]                          [1.20%]
             [$100,000-249,999]                   [1.05%]
             [$250,000-499,999]                   [0.95%]
             [$500,000 and above]                 [0.80%]

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At the end of the first Contract Year, the total amount of Purchase Payments we received by that date will be compared to the amount of the estimate:


     (i) if the total amount of Purchase Payments equals or exceeds the lowest dollar amount of the Purchase Payment Band corresponding to the estimate, then during the remaining term of the Contract the Mortality and Expense Charge will remain the same as that charged in the first Contract Year; or

     (ii) if the total amount of Purchase Payments is (a) less than the estimate and (b) within the range of a lower Purchase Payment Band, then during the remaining term of the Contract the Mortality and Expense Charge will be increased to the charge applicable to the Purchase Payment Band corresponding to the total amount of Purchase Payments received.

In the event that you begin Annuity Payments during the first Contract Year and if the total amount of Purchase Payments made prior to the Annuity Date is within the range of a lower Purchase Payment Band, the Mortality and Expense Charge will be increased to the charge applicable to the Purchase Payment Band corresponding to the total amount of Purchase Payments made prior to the Annuity Date.

Estimate of Purchase Payments intended to be made in the first Contract Year:
[$99,999.00]

Mortality and Expense Charge for the first Contract Year: [1.20%]

                          Death Benefit Rider Charge: [0.15%]

                          Administration Charge: [0.15%]

                          Additional Death Benefit Rider Charge: [0.25%]]

                          ACCOUNT FEE: The Account Fee is $30.00 each Contract Year. During the Accumulation Period, on the Contract Anniversary the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account Value on the last day of the Contract Year or on the Annuity Calculation Date is at least 50,000 then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

SEPARATE ACCOUNT: [First MetLife Investors Variable Annuity Account One]

ALLOCATION REQUIREMENTS:

1. Currently, you can select from any of the Subaccounts. However, we reserve the right to limit this in the future.

2. Allocations must be in whole numbers. Each allocation must be at least $500. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

TRANSFER REQUIREMENTS:

Number Permitted: The maximum number of transfers per Contract Year shall be 12 (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules, during the Accumulation Period you may make transfers into the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above.

Transfer Fee: In the event that 12 transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of $25 for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

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Minimum and Maximum Amount to be Transferred: The minimum amount that may be transferred from a Subaccount is $500, or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

WITHDRAWALS:

Withdrawal Charge: A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2.  The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

   Withdrawal Charges are determined in accordance with the following schedule:

                              WITHDRAWAL CHARGES

Number of Complete Years
from Receipt of Purchase
Payment                        % Charge
------------------------       --------
              0                   8
              1                   8
              2                   7
              3                   7
              4                   6
              5                   5
              6                   4
      7 and thereafter            3

Free Withdrawal Amount: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to 15% of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.

Minimum Partial Withdrawal: $500, or your entire interest in the Subaccount

Minimum Account Value Which must Remain in the Contract after a Partial
Withdrawal: $2,000

ANNUITY REQUIREMENTS:

1. The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.

2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year setback with interest at 3%.

ANNUITY SERVICE OFFICE:

[First MetLife Investors Life Insurance Company
P.O. Box 10366
Des Moines, Iowa 50306-0366
(800) 343-8496]

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Guaranteed Withdrawal Benefit Rider
Lifetime Guaranteed Withdrawal Benefit Rider
Death Benefit Rider - (Annual Step-up)
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
Tax Sheltered Annuity Endorsement
401 Plan Endorsement
Unisex Annuity Rates Rider]